                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         L. B. FOSTER COMPANY
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

LOGO
                              L.B. FOSTER COMPANY
                               415 HOLIDAY DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

To the Stockholders:

     The annual meeting of stockholders of L.B. Foster Company will be held at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on Thursday, May 15, 1997 at 11:00 a.m., local time, for the purpose of (i) electing a board of five directors for the ensuing year, (ii) approving the appointment of independent auditors for the year ending December 31, 1997 and
(iii) transacting such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Class A Common Stock at the close of business on March 27, 1997 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Stockholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we request that you promptly sign, date and return the enclosed proxy card in the envelope provided to insure a quorum for the meeting. Your proxy may be revoked at any time before it is exercised by written notice delivered to the Company at the above address, attention: Secretary, or by attendance at the meeting and voting in person.

                                        David L. Voltz
                                        Secretary

Pittsburgh, Pennsylvania
April 24, 1997

                              L.B. FOSTER COMPANY
                               ------------------

                                PROXY STATEMENT
                               ------------------

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 15, 1997 and at any adjournment thereof. This proxy statement and the enclosed form of proxy and annual report for 1996 were mailed to stockholders on or about April 24, 1997. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

     At the meeting, the holders of Class A Common Stock will vote upon (i) the election of a board of five directors to serve for the ensuing year and until their successors are elected and qualified, (ii) approval of the independent auditors for 1997 and (iii) any other matter which is properly presented at the meeting. The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding Class A Common Stock is necessary to constitute a quorum. At March 27, 1997, the record date for entitlement to vote at the meeting, there were 10,162,738 shares of Class A Common Stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 5,081,370 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

     Only holders of record of the Class A Common Stock at the close of business on March 27, 1997, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The Class A Common Stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Other matters shall require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

     If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors and FOR approval of the independent auditors for 1997.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses in so doing.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to each stockholder who, to the Company's knowledge, has sole or shared voting or investment power with respect to more than 5% of the Company's outstanding Class A Common Stock. This information is based upon the latest report furnished to the Company by such stockholder and may not be current:

                                                                         NUMBER OF     PERCENT OF
NAME                                     ADDRESS                           SHARES        CLASS
----                                     -------                         ----------    ----------
The TCW Group, Inc.               865 South Figueroa Street                 924,500       9.10
                                  Los Angeles, CA 90017
Dimensional Fund Advisors Inc.    1299 Ocean Avenue, 11th Floor             648,600(a)    6.38
                                  Santa Monica, CA 90401
Maxus Investment Group            28601 Chagrin Boulevard, Suite 500        748,400(b)    7.36
                                  Cleveland, Ohio 44122
Quaker Capital Management         The Arrott Building                       639,900(c)    6.30
  Corporation                     401 Wood Street, Suite 1300
                                  Pittsburgh, PA 15222
U.S. Bancorp                      111 S.W. Fifth Avenue                     647,800(d)    6.37
                                  Portland, OR 97204

---------

(a) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(b) These shares are reportedly owned by investment clients of affiliated companies of Maxus Investment Group.

(c) Quaker Capital Management Corporation and/or its principals reportedly own directly 179,500 of these shares. The remainder reportedly are owned by investment advisory clients for which Quaker Capital Management Corporation serves as investment manager.

(d) Qualivest Capital Management, Inc., an investment advisory and a wholly-owned subsidiary of the United States National Bank of Oregon which is a wholly-owned subsidiary of U.S. Bancorp, is the beneficial owner of 249,500 shares, as a result of acting as investment advisor to The Qualivest Funds, an investment company. An additional 398,300 shares are held by the Trust Group of U.S. Bancorp.

                             ELECTION OF DIRECTORS

     A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

     NOMINEE
-----------------
Lee B. Foster II      Mr. Foster, age 50, has been President, Chief Executive Officer and a director of the Company since 1990.
John W. Puth          Mr. Puth, age 68, has been a director of the Company since 1977. He has been President of J.W. Puth Associates, an industrial consulting company, since 1988. Mr. Puth is a director of Lindberg Corporation
                      (industrial heat treating), Brockway Standard (a container manufacturer), System Software Assoc. (development and sale of software), US Freightways, Inc. (carrier), Allied Products Corp.
                      (manufacturer of industrial products), and A.M. Castle, Inc. (metals distributor).
William H.            Mr. Rackoff, age 48, has been a director of the Company since 1996.
  Rackoff........     Mr. Rackoff has been President of ASKO, INC, which designs, engineers and manufactures custom engineered tools for the metalworking industry, since 1981 and became Chief Executive Officer of ASKO, INC in 1995.
Richard L. Shaw..     Mr. Shaw, age 69, has been a director of the Company since 1992. He has served as Chairman of the Board of Michael Baker Corporation, an
                      engineering and construction company, since 1991. Mr. Shaw was Chief
                      Executive Officer of Michael Baker Corporation from 1984 until May
                      1992 and from September 1993 until October 1994.
James W.              Mr. Wilcock, age 79, has been a director of the Company since 1983 and
  Wilcock........     Chairman of the Board since 1990. Mr. Wilcock was Chairman of the
                      Board and Chief Executive Officer of Monitor Group, Inc. (manufacturer of mass spectrometers) from 1990 to 1995. Mr. Wilcock is a director of
                      Copperweld Corp. (manufacturer of steel tubing and bi-metal products)
                      and Immuno Therapy Corp. (medical research and development).

     The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held six meetings during 1996. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held by the Board of Directors and the committees of the Board on which he served.

     Messrs. Foster, Shaw and Wilcock constitute the Executive Committee of the Board of Directors. The Finance and Audit Committee is composed of Messrs. Shaw (Chairman) Puth and Rackoff, the

Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Shaw and Wilcock, and the Option Committee is composed of Messrs. Puth and Shaw.

     The Finance and Audit Committee, which held two meetings during 1996, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditors and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 1996, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which did not meet in 1996, is responsible for the administration of the Company's Stock Option Plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee met once during 1996.

DIRECTOR'S COMPENSATION

     During 1996, outside directors, other than Mr. Wilcock, were paid a base annual fee of $14,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. No compensation is paid, however, for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. In addition, Messrs. Puth, Rackoff and Shaw were granted options during 1996 to acquire 15,000, 10,000 and 15,000 shares, respectively, of the Company's Class A Common Stock at an exercise price of $4.125 per share. The options are exercisable at any time for 10 years from the date of grant. For 1997, each of the outside directors, other than Mr. Wilcock will also receive 1,000 shares of the Company's Class A Common Stock. Mr. Wilcock receives an annual fee of $75,000 for his services as Chairman of the Board. Management directors receive no separate compensation for their services as directors.

OWNERSHIP OF SECURITIES BY MANAGEMENT

     Information concerning ownership of the Company's Class A Common Stock as of April 24, 1997 by the Company's directors and certain executive officers and by the directors and all executive officers as a group is set forth in the following table:

                                                                 CLASS A           PERCENT OF
NAME                                                         COMMON STOCK (A)      CLASS (B)
----                                                         ----------------      ----------
Directors:
  Lee B. Foster II......................................          187,426             1.81
  John W. Puth..........................................           45,000              .44
  William H. Rackoff....................................           12,500              .12
  Richard L. Shaw.......................................           26,000              .26
  James W. Wilcock......................................          100,500              .98
Executive Officers:
  Dean A. Frenz.........................................           36,038              .36
     Senior Vice President--Rail Products
  Stan L. Hasselbusch...................................           33,750              .33
     Senior Vice President--Construction and Tubular
       Products
  Roger F. Nejes........................................           37,500              .37
     Senior Vice President--Finance and Administration
  William S. Cook.......................................           16,250              .16
     Vice President--Strategic Planning & Acquisitions
All Directors and Executive Officers as a Group.........          622,739             5.84

---------

(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned by him. It includes shares which the named person or group had the right to acquire within 60 days after April 24, 1997 through the exercise of stock options (90,000 shares for Mr. Wilcock, 140,000 for Mr. Foster, 25,000 for Mr. Shaw, 25,000 for Mr. Puth, 10,000 for Mr. Rackoff, 25,000 for Mr. Frenz, 31,750 for Mr. Hasselbusch, 35,000 for Mr. Nejes, 16,250 for Mr. Cook and 501,000 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after April 24, 1997 have been acquired and are outstanding.

                      APPROVAL OF APPOINTMENT OF AUDITORS

     The firm of Ernst & Young has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 1997. The Board of Directors recommends a vote FOR approval of this appointment.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                            LONG TERM
                                        ANNUAL COMPENSATION               COMPENSATION
                             -----------------------------------------    -------------
                                                           OTHER (1)         SHARES            ALL
    NAME AND PRINCIPAL                                       ANNUAL        UNDERLYING       OTHER (2)
         POSITION            YEAR    SALARY     BONUS     COMPENSATION    OPTION AWARDS    COMPENSATION
--------------------------   ----    -------    ------    ------------    -------------    ------------
Lee B. Foster.............   1996    275,833    91,364        *                    0          25,232
  President & CEO            1995    261,667    53,666        *                    0          20,294
                             1994    217,917    50,235        *               50,000          14,155
Dean A. Frenz.............   1996    157,300    34,106        *                    0          13,384
  Sr. VP Rail Products       1995    151,054    43,317        *               25,000          11,231
                             1994    141,750    27,231        *               25,000           9,065
Stan Hasslebusch..........   1996    139,333    44,560       22,782(3)             0          11,604
  Sr. VP Construction        1995    126,418    21,607        *                    0           9,218
     Products                1994    109,020    20,943        *               25,000           6,974
Roger Nejes...............   1996    131,000    36,159        *                    0          10,118
  Sr. VP Finance/            1995    123,502    21,108       15,908(4)             0           8,345
     Administration          1994    116,055    22,295        *               25,000           6,803
William S. Cook Jr........   1996    114,300    44,036       16,924(5)             0           7,217
  VP Strategic Planning &    1995    108,500    16,465       14,407(6)             0           3,989
     Acquisitions            1994    103,750    14,350        *               10,000           3,238

---------

(1) The amounts in this column include the cost of Company provided term life insurance, leased car, executive Medical Reimbursement Plan, relocation expenses and Country Club dues and fees.

(2) The amounts in this column include the Company contributions to the L.B. Foster Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(3) Includes relocation expenses in the amount of $13,348.

(4) Includes country club dues and fees of $4,721 and $8,370 for the company provided leased car.

(5) Includes country club dues and fees of $4,920 and $9,251 for the company provided leased car.

(6) Includes country club dues and fees of $4,800 and $6,919 for the company provided leased car.

* The total is less than 10% of the executives total salary and bonus for the year.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table provides information on the Named Executive Officer's unexercised stock options at December 31, 1996. The Company has not awarded any stock appreciation rights, and no options were exercised during 1996.

                                                    NUMBER OF SHARES
                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                                                        YEAR-END                 AT FISCAL YEAR-END ($)
                                              ----------------------------    ----------------------------
NAME                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                          -----------    -------------    -----------    -------------
Lee B. Foster II                                150,000          --              61,100          --
Dean A. Frenz                                    20,000          30,000           2,688           3,313
Stan L. Hasselbusch                              31,750          18,250           3,255           2,375
Roger F. Nejes                                   35,000          15,000           8,975           2,375
William S. Cook, Jr.                             16,250           8,750             950             950

                       PERSONNEL & COMPENSATION COMMITTEE
                              AND OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The three member Personnel & Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Puth, Shaw and Wilcock in their capacity as the Board's Compensation Committee, and Messrs. Shaw and Puth in their capacity as the Option Committee, and addresses the Company's compensation policies for 1996 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

               COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

     The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock options, participation in a 401(k), a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

CASH COMPENSATION

     Each year the company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 1996 were published by Watson Wyatt Data Services and covered companies that were manufacturers of durable goods with annual sales of up to $650 million or engaged in the fabrication of metal products with annual sales of up to $650 million. This survey data indicated that the Company's executive officers' base salaries ranged from 14% above to 27.7% below the median base salaries for comparable positions in the durable goods manufacturing industry and from 16.6% above to 25% below the median base salaries for comparable positions in the metal fabrication industry.

     The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

     During 1996, the Company also maintained an Incentive Compensation Plan to provide bonuses as incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are based upon the Corporation's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 1996, awards under the Plan ranged from 11% to 38.5% of the 1996 base compensation of the Company's executive officers. Survey data published by Watson Wyatt Data Services indicate that the aggregate cash compensation (including incentive compensation) paid to the Company's 13 executive officers was 20.3% below the aggregate median cash compensation paid for 13 comparable executive positions in the durable goods manufacturing industry and approximately 7.7% below the aggregate median cash compensation paid for 13 comparable positions in the metal fabrication industry.

     Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

STOCK OPTION PLAN

     The Company's 1985 Long-Term Incentive Plan as Amended and Restated (the "Plan") authorizes the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plan is designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "nonqualified stock options" may be awarded under the Plan. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant.

RETIREMENT PLAN

     The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction Plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of their compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. The Company's contributions for 1996 to the Voluntary Investment Plan for Messrs. Cook, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

OTHER COMPENSATION PLANS

     At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Cook, Foster, Frenz, Hasselbusch and Nejes are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                         MR. FOSTER'S 1996 COMPENSATION

     Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. On June 1, 1996, Mr. Foster's annual base salary was increased to $280,000. According to data published by Watson Wyatt Data Services, Mr. Foster's salary is below the median base salary for chief executive officers of companies with annual sales of between $100 million-$650 million in the businesses of fabricating metal products by approximately 25% and of companies with annual sales of $100 million-$650 million engaged in the manufacture of durable goods by approximately 13.9%. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

     As a participant in the Incentive Compensation Plan, Mr. Foster received an award of $91,364 for 1996. Under the Plan, Mr. Foster's award primarily was based upon the Company's pre-tax income. According to data published by Watson Wyatt Data Services, Mr. Foster's 1996 total of base salary and incentive compensation was approximately 40.3% below the median total cash compensation of chief executive officers in the durable goods manufacturing industry and 44.2% below the median total cash compensation of chief executive officers in the metal fabrication industry.

                                          PERSONNEL & COMPENSATION COMMITTEE

                                          John W. Puth, Chairman
                                          Richard L. Shaw
                                          James W. Wilcock

                                          OPTION COMMITTEE

                                          John W. Puth
                                          Richard L. Shaw

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

          AMONG L.B. FOSTER COMPANY, THE NASDAQ STOCK MARKET-US INDEX
                                AND A PEER GROUP

        MEASUREMENT PERIOD              L.B. FOSTER                            NASDAQ STOCK
      (FISCAL YEAR COVERED)               COMPANY           PEER GROUP           MARKET-US
12/91                                              100                 100                 100
12/92                                               96                 123                 116
12/93                                              110                 175                 134
12/94                                              108                 167                 131
12/96                                              142                 180                 185
12/96                                              126                 153                 227

* $100 invested on 12/31/91 in stock or index--including reinvestments of dividends.
 Fiscal year ending December 31.

     The Peer Group is composed of the following steel or iron related companies whose stocks are listed on domestic securities exchanges: Hmi Inds., Inc., Geneva Steel Co., Birmingham Steel Corp., LTV Corp., Bethlehem Steel Corp., Bayou Steel Corp., N.S. Group Steel Corp., Armco Inc., USX US Steel Group, Inland Steel, National Std. Co., Friedman Inds. Inc., Nucor Corp., Weirton Steel Corp., Carpenter Technology Corp., British Steel Plc., Quanex Corp., Texas Inds. Inc., Insteel Inds. Inc., Lukens, Inc., Meridian Natl. Corp., Matec Corp., Precision Castparts Corp., Chaparral Steel Co., Keystone Cons. Inds. Inc., Oregon Steel Mills, Inc., Maverick Tube Corp., Tubos De Acero De Mexico, S.A., Wheeling Pittsburgh Corp., Tyler Corp. Rd., Ampco-Pittsburgh Corp.

                             ADDITIONAL INFORMATION

     Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

     Representatives of Ernst & Young are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

     Stockholders' proposals intended to be presented at the Company's 1998 annual meeting must be received by the Company no later than December 31, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

Pittsburgh, Pennsylvania
April 24, 1997

                              L. B. FOSTER COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 15, 1997

The undersigned hereby appoints Lee B. Foster II and James W. Wilcock, and each or any of them, to represent the Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of L. B. Foster Company to be held at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 15, 1997 at 11:00 a.m. or at any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all Nominees" in Item 1 and "FOR" Item 2. If any other matters should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

P
R
O
X
Y

            (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.)



A [ X ]  PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE USING
         DARK INK ONLY.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES"
                          IN ITEM 1 AND "FOR" ITEM 2.

                                       FOR          WITHHOLD AUTHORITY
                                  all Nominees   to vote for all Nominees                                    FOR   AGAINST  ABSTAIN
Item 1 - Election of the following   [   ]              [   ]                Item 2. - Approve appointment   [   ]  [   ]   [   ]
         nominees as Directors:                                                        of Ernst & Young as
         L. B. Foster II,                WITHHOLD AUTHORITY                            Independent Auditors
         J. W. Puth,               to vote for the following only:                     for 1997.
         W. H. Rackoff,            (Write the name of the Nominee(s)
         R. L. Shaw,                    in the space below).
         J. W. Wilcock.
                                   ---------------------------------

                 (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY IN THE ENCLOSED ENVELOPE.)

                      Date:      , 1997                         Date:      ,1997
----------------------     ------      -------------------------     ------
    SIGNATURE                          SIGNATURE IF HELD JOINTLY



Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).